Exhibit 10.1

Internap Network Services Corporation
250 Williams Street
Atlanta, GA  30303

January 16, 2009

Eric Cooney
4535 E Conway Dr NW
Atlanta, GA 30327

Dear Eric:

On behalf of Internap Network Services Corporation, subject to satisfactory completion of reference checks and the RRA assessment process, I am pleased to offer you the position of President and Chief Executive Officer.  Additionally, you would be appointed as a director of Internap.  This letter outlines the terms of this offer, which assumes that you would commence work on February 1, 2009.

Your annual base salary would be $600,000, payable in accordance with Internap’s payroll practices, and would be reviewed annually for possible increases.  Your annual target bonus would be 100% of your annual base salary, commencing your start date.  The performance criteria underlying the bonus for 2009 would be established by Internap’s Board of Directors no later than March 31, 2009.  Your bonus would be structured so that the maximum bonus opportunity is twice the target bonus.

You would receive a cash signing bonus of $300,000, payable upon your commencement of work.  However, if your employment terminates on or prior to March 1, 2011, under the circumstances described in Section 1.3 of the Employment Security Plan, which is discussed below, you will be obligated to reimburse Internap for 50% of the signing bonus.  All compensation is subject to customary withholdings and practices of Internap.

Upon commencement of your work, you will be granted an option to purchase 600,000 shares of Internap common stock at an exercise price equal to the closing price on the day of commencement.  The vesting schedule for these options will be 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter.

You will also receive a new hire grant of 300,000 shares of restricted stock. These restricted shares will vest in four equal annual increments. Additionally, on the first anniversary of your commencement date, you will receive a grant of 200,000 shares of restricted stock that will vest in four equal annual increments from the date of grant.  Finally, on the second anniversary of your commencement date, you will be granted an additional 200,000 shares of restricted stock that will vest in four annual increments from the date of grant.   Vesting of restricted stock is subject to the surrender of shares for the payment of applicable taxes.

You would accrue 20 days of vacation/sick leave annually as well as three personal days each year.  You would have the right to carry over any unused vacation subject to the maximum accrual under the Company policy.  In addition, you would be eligible to participate in the health, welfare and other benefit plans made available to Internap’s executive officers.

You would receive the benefit of Internap’s Employment Security Plan, which has been provided to you.  Your “Joinder Agreement” to the Employment Security Plan would provide for an “Applicable Multiple” equal to “one” in the event of a “Qualifying Termination” other than during a “Protected Period,” and “2.5” in the event of a “Qualifying Termination” during a “Protected Period” (essentially, in the event of a change-in-control related termination).  The Employment Security Plan covers all of our other executive officers and, we believe, provides eminently fair and market-based benefits in the event of a termination.  The Employment Security Plan is the exclusive source of your rights in the event that your employment is terminated.

You will be subject to Internap’s stock retention guidelines, which generally require that you hold 50% of the shares that you receive from Internap, net after taxes and transaction costs, for five years from the date of their acquisition.

Your continued status as a director of Internap is subject to periodic stockholder approval and such other limitations as might apply to directors generally.

Lastly, your employment by Internap will be “at will.”  Both you and Internap will have the right to terminate the employment relationship at any time with or without cause, and with or without advance notice.  In the event that your employment with the company is terminated for any reason, you agree to immediately resign as a director of the Company upon request.  We are excited about the future of Internap and are confident in your ability to lead Internap to the next level of its development.  We hope that you will accept this offer and look forward to a long and prosperous relationship with you.

This offer is made on the basis of your starting your employment on February 1, 2009, or in consideration of your transition from your current employer, a date mutually agreed upon by February 1, 2009.  If this offer is acceptable to you, please indicate your acceptance by signing a copy of this letter and returning it to me.

                        Sincerely yours,

                        /s/ Charlie Coe

                        Charlie Coe
                        On behalf of the Board of Directors

Accepted:

/s/ J. Eric Cooney